Exhibit (e)(3)

                                 THE WEISS FUND

                                  AMENDMENT TO
                             DISTRIBUTION AGREEMENT

         AGREEMENT made as of the 28th day of July, 1999, by and between The Weiss Fund (the "Trust") and Weiss Funds, Inc. (the "Distributor").

         WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios, as may be designated from time to time (the "Weiss Funds"); and

         WHEREAS, the Distributor serves as the Trust's distributor pursuant to a Distribution Agreement dated as of January 16, 1996 (the "Agreement"); and

         WHEREAS, the Trustees of the Trust, at a meeting held on April 27, 1999, duly approved an amendment to the Agreement to include the Class A and Class S shares (collectively with the shares of the Weiss Funds, the "Shares") of Weiss Millennium Opportunity Fund (the "Millennium Fund" and, collectively with the Weiss Funds, the "Funds" ); and

         NOW THEREFORE, the Trust and the Distributor hereby agree as follows:

Paragraph 6 is hereby replaced in its entirety by the following:

6. PUBLIC OFFERING PRICE. All Shares offered for sale and sold by the Distributor shall be offered for sale and sold to investors at the price per Share specified and determined as provided in the Funds' prospectuses, including any applicable reduction or elimination of sales charges with respect to Class A shares of the Millennium Fund as provided in the Millennium Fund's prospectuses (the "public offering price").

         The Distributor shall be entitled to deduct a commission on all Class A shares of the Millennium Fund sold equal to the difference, if any, between the public offering price and the net asset value on which such price is based. If any such commission is received by the Millennium Fund, it will pay such commission to the Distributor. Out of such commission, the Distributor may allow to dealers such concession as the Distributor may determine from time to time. Notwithstanding anything in this Agreement otherwise provided, sales may be made at net asset value as provided in the prospectuses for the Funds.

         IN WITNESS WHEREOF, the Trust and the Distributor have adopted this amendment as of the date first set forth above.

                                            THE WEISS FUND



                                            BY:  /S/JOHN N. BREAZEALE
                                                 John N. Breazeale, President

                                            WEISS FUNDS, INC.



                                            BY: /S/JOHN N. BREAZEALE
                                                John N. Breazeale, President